Exhibit 12.1

COMPUTER SCIENCES CORPORATION

Calculation of Ratio of Earnings to Fixed Charges and
Ratio of Earnings to Combined Fixed Charges and Preference Dividends
(unaudited)

	Twelve Months Ended
(Amounts in millions, except ratios)	March 28, 2014(f)	March 29, 2013(e),(f)	March 30, 2012(e),(f)		April 1, 2011(e),(f)		April 2, 2010(e),(f)
	(As Adjusted)	(As Adjusted)	(As Adjusted and Restated)		(As Adjusted and Restated)		(As Adjusted and Restated)
Earnings:
Pre-tax income (loss) from continuing operations before adjustment for income or loss from equity investees	$1,263	$235	$(992)		$(2,704)		$390
Fixed charges	240	289	279		276		313
Distributed income from equity investees	3	11	7		12		14
Less: Preference security dividend requirements of consolidated subsidiaries	(2)	—	—		—		(1)
Earnings as adjusted	$1,504	$535	$(706)		$(2,416)		$716

Fixed charges:
Interest expense (a)	$147	$183	$171		$166		$215
Portion of rental expense representative of the interest factor (b)	93	106	108		110		98
Fixed Charges	$240	$289	$279		$276		$313

Combined fixed charges and preference dividends:
Interest expense (a)	$147	$183	$171		$166		$215
Portion of rental expense representative of the interest factor (b)	93	106	108		110		98
Preference security dividend requirements of consolidated subsidiaries	2	—	—		—		1
Combined fixed charges and preference dividends	$242	$289	$279		$276		$314

Ratios:
Ratio of earnings to fixed charges	6.3	1.9	—	(c)	—	(d)	2.3
Ratio of earnings to combined fixed charges and preference dividends	6.2	1.9	—	(c)	—	(d)	2.3

(a)	Interest expense includes amortization of debt discount and deferred loan costs.

(b)	One-third of the rent expense is the portion of rental expense deemed representative of the interest factor.

(c)	Earnings were insufficient to cover both fixed charges and combined fixed charges and preference dividends during fiscal 2012 by $985 million.

(d)	Earnings were insufficient to cover both fixed charges and combined fixed charges and preference dividend during fiscal 2011 by $2,692 million.

(e)	Fiscal 2013 and prior year amounts have been recast to present discontinued operations of two businesses divested in fiscal 2014, and a business that in fiscal 2014 CSC committed to a plan to sell.

(f)
Fiscal 2014 and prior year amounts have been adjusted to reflect the impact of the Company's changes in its pension accounting policies which became effective during the first quarter of fiscal 2015. See Notes 2 and 3 of the Consolidated Financial Statements.